FOR IMMEDIATE RELEASE

Lincoln Financial Group Reports FOURTH Quarter AND

FULL YEAR 2016 Results

_______________________________________

Full year net income EPS of $5.03, up 12% and operating EPS of $6.50, up 19%

Fourth quarter net income EPS of $0.82 and operating EPS of $1.77

Book value per share (BVPS), including AOCI, of $63.97, up 15%; BVPS, excluding AOCI, of $57.05, up 9%

Total capital return to shareholders of $261 million in the fourth quarter and $1.1 billion in 2016

Radnor, PA, February 1, 2017 –  Lincoln Financial Group (NYSE: LNC) today reported net income for the fourth quarter of 2016 of $190 million, or $0.82 per diluted share available to common stockholders, compared to net income in the fourth quarter of 2015 of $283 million, or $1.14 per diluted share available to common stockholders. Fourth quarter income from operations was $409 million, or $1.77 per diluted share available to common stockholders, compared to $382 million, or $1.54 per diluted share available to common stockholders, in the fourth quarter of 2015.

Net income for the full year of 2016 was $1.2 billion, or $5.03 per diluted share, compared to $1.2 billion, or $4.51 per diluted share available to common stockholders in 2015. For the full year 2016, income from operations was $1.5 billion, or $6.50 per diluted share, compared to $1.4 billion, or $5.46 per diluted share, available to common stockholders, for the full year of 2015.

“Another quarter of strong earnings capped a solid year as we generated record operating EPS, a 9% increase in book value per share, and a 12% ROE,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “We continue to be confident in our ability to grow EPS through organic growth, expense management, and capital deployment while an improved outlook for the U.S. economy provides an incremental tailwind.”

	As of or For the		As of or For the
	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	2016	2015	2016	2015
Net Income (Loss)	$190	$283	$1,192	$1,154
Net Income (Loss) Available to Common Stockholders	190	283	1,192	1,150
Net Income (Loss) Per Diluted Share Available to Common Stockholders	0.82	1.14	5.03	4.51
Revenues	3,254	3,172	13,330	13,572
Income (Loss) from Operations	409	382	1,540	1,395
Income (Loss) from Operations per Diluted Share Available to Common Stockholders	1.77	1.54	6.50	5.46
Average Diluted Shares	230.9	248.9	236.8	254.9
ROE, including AOCI (Net Income)	4.9%	8.1%	7.8%	7.7%
ROE, excluding AOCI (Income from Operations)	12.7%	12.0%	12.0%	11.0%
Book Value per Share, Including AOCI	$63.97	$55.85	$63.97	$55.85
Book Value per Share, Excluding AOCI	57.05	52.38	57.05	52.38

Operating Highlights – Full Year 2016 versus Full Year 2015

•	Income from operations per share, excluding notable items in both periods, up 7%
•	Operating ROE, excluding AOCI, of 12%, up 100 basis points
•	Total individual life insurance sales of $693 million, up 7%
•	Group Protection sales of $470 million, up 17%
•	Retirement Plan Services net flows of $565 million, up 25%
•	Share repurchases of $879 million reduced average diluted share count by 7%

There were no notable items in the current quarter while the full year included approximately $0.06 of net favorable items per share related primarily to tax adjustments and the company’s annual review of DAC and reserve assumptions. In the prior-year quarter, there were no notable items; however, full year 2015 included $0.58 of net unfavorable items related primarily to the company’s annual review of DAC and reserve assumptions.

Fourth Quarter 2016 – Segment Results

Annuities

The Annuities segment reported income from operations of $242 million in the quarter, flat versus the prior-year quarter. The impact of modestly higher average account balances were offset by a few small items.

Gross annuity deposits in the fourth quarter of $1.8 billion decreased 40% from the prior-year quarter largely driven by a decrease in variable annuity sales. Variable annuity sales continue to be negatively impacted by various market factors; however, sales of $1.4 billion in the quarter were generally consistent with the $1.5 billion of sales in the third quarter. The percentage of variable annuity sales from products without living benefits increased to 34% from 28% in the prior-year quarter. Fixed annuity sales of $411 million were largely unchanged from the third quarter. For the full year, fixed annuity sales increased 5% while the decline in variable annuity sales was consistent with the fourth quarter results.

End-of-period account values of $125 billion increased 3% versus the prior-year quarter as positive equity market performance more than offset net outflows.

Retirement Plan Services

Retirement Plan Services reported income from operations of $34 million compared to $33 million in the prior-year quarter. The stable earnings compared to the prior-year quarter are primarily driven by higher average account balances offset by the impact of low interest rates.

Total deposits for the quarter of $2.4 billion were up 15% versus the prior year driven by strong first-year sales in both the small and mid-large markets. Total deposits for the full year increased to a record $7.7 billion driven by a 3% increase in recurring deposits.

Net flows totaled $386 million in the quarter compared to outflows of $221 million in the prior-year quarter. Positive net flows in every quarter of 2016 resulted in $565 million of annual net flows, up 25% versus the prior year. When combined with favorable market performance, end-of-period account values increased 8% to $58 billion.

Life Insurance

Life Insurance reported income from operations of $154 million versus $119 million in the prior-year quarter. The current quarter included favorable mortality results and variable investment income offset somewhat by higher variable expenses related to strong sales growth.

Total Life Insurance sales in the quarter were $231 million, a 17% increase from the prior-year quarter driven by double-digit growth in most product categories. For the full year, total Life Insurance sales increased 2% as the prior-year benefited from a large executive benefit case. Total individual life insurance sales, which exclude executive benefits, increased 12% versus the prior-year quarter and 7% for the full year.

Total Life Insurance in-force of $693 billion and average account values of $45 billion both increased 5% over the prior-year quarter.

Group Protection

Group Protection income from operations was $16 million in the quarter compared to $13 million in the prior-year period. The increase in earnings was driven by loss ratio improvement across all product lines, partially offset by higher sales-driven expenses. The total non-medical loss ratio improved to 70.9% from 75.3% in the prior-year period. For the full year the total non-medical loss ratio, excluding the impact of favorable reserve refinements in the third quarter, improved 460 basis points to 70.8%.

Group Protection sales of $263 million in the fourth quarter were up 18% from the prior-year quarter, and full-year sales of $470 million were up 17%. Employee-paid product sales as a percentage of total sales were 48% in the quarter consistent with the prior-year quarter and the full year.

Non-medical net earned premiums were $487 million in the fourth quarter, down 6% from the year-ago period, though they once again increased sequentially.

Other Operations

Other Operations reported a loss from operations of $37 million versus a loss of $26 million in the prior-year quarter. The current quarter included a $5 million after-tax expense related to a strategic digitization initiative.

Realized Gains and Losses / Impacts to Net Income

Realized gains/losses (after-tax) in the quarter included:

•	A net loss from general account investments of $10 million compared to a $35 million net loss in the prior-year quarter.
•	A net loss of $178 million from variable annuity net derivative results with more than half associated with non-performance risk. This compares to a net loss of $56 million in the prior-year quarter.
•	A net loss of $41 million from an early extinguishment of debt.

Unrealized Gains and Losses

The company reported a net unrealized gain of $4.7 billion, pre-tax, on its available-for-sale securities at December 31, 2016. This compares to a net unrealized gain of $3.0 billion at December 31, 2015, with the year-over-year increase driven by tighter spreads.

Capital

During the quarter, the company repurchased 3.2 million shares of stock at a cost of $204 million. The quarter’s average diluted share count of 230.9 million was down 7% from the fourth quarter of 2015, the result of repurchasing 19.3 million shares of stock at a cost of $879 million since December 31, 2015.

Book Value

As of December 31, 2016, book value per share, including accumulated other comprehensive income (“AOCI”), of $63.97 increased 15% from a year ago. Book value per share, excluding AOCI, of $57.05 increased 9% from the prior-year period.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital market conditions. Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

For other financial information, please refer to the company’s fourth quarter 2016 statistical supplement available on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, February 2, 2017. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:(866) 394-4575 (Domestic)

(678) 509-7536 (International)

Ask for the Lincoln National Conference Call.

Audio replay will begin by 1:00 p.m. Eastern Time on February 2, 2017, and it will remain available through 1:00 p.m. Eastern Time on February 9, 2017. To access the re-broadcast:

(855) 859-2056 (Domestic)

(404) 537-3406 (International)

Enter conference code: 39419806

A replay of the call will also be available by 1:00 p.m. Eastern Time on February 2, 2017 at www.LincolnFinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group provides advice and solutions that help empower people to take charge of their financial lives with confidence and optimism. Today, more than 17 million customers trust our retirement, insurance and wealth protection expertise to help address their lifestyle, savings and income goals, as well as to guard against long-term care expenses. Headquartered in Radnor, Pennsylvania, Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. The company had $229 billion in assets under management as of December 31, 2016. Learn more at: www.lfg.com. Find us on Facebook,  Twitter,  LinkedIn and YouTube. To sign up for email alerts, please visit our Newsroom at http://newsroom.lfg.com.

Explanatory Notes on Use of Non-GAAP Measures

Management believes that income from operations, return on equity and operating revenues better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value excluding accumulated other comprehensive income (AOCI) enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website:  www.LincolnFinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Income (loss) from operations, operating revenues and return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations are financial measures we use to evaluate and assess our results. Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues, net income (loss) and ROE, the most directly comparable GAAP measures.

Income (Loss) from Operations

We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations:

•	Realized gains and losses associated with the following ("excluded realized gain (loss)"):
o	Sale or disposal of securities;
o	Impairments of securities;
o	Change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities;
o	Change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results";
o

Change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”;

o

Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”);

•

Change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking");

•	Income (loss) from the initial adoption of new accounting standards;
•	Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance;
•	Gain (loss) on early extinguishment of debt;
•	Losses from the impairment of intangible assets;
•	Income (loss) from discontinued operations.

Operating Revenues

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•	Excluded realized gain (loss);
•	Amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking;
•	Amortization of deferred gains arising from the reserve charges on business sold through reinsurance;
•	Revenue adjustments from the initial adoption of new accounting standards.

Operating Return on Equity

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized income (loss) from operations by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").

•	Management evaluates return on equity by both including and excluding average goodwill within average equity.

Definition of Notable Items

Income (loss) from operations, excluding notable items is a non-GAAP measure that excludes items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•	We believe highlighting notable items included in income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Book Value Per Share Excluding AOCI

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding.
•	We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Special Note

Sales

Sales as reported consist of the following:

•	MoneyGuard® – 15% of total expected premium deposits;
•

Universal life (UL), indexed universal life (IUL), variable universal life (VUL) – first year commissionable premiums plus 5% of excess premiums received, including an adjustment for internal replacements of approximately 50% of commissionable premiums;

•

Executive Benefits - single premium bank-owned UL and VUL, 15% of single premium deposits, and corporate owned UL and VUL, first year commissionable premiums plus 5% of excess premium received, including an adjustment for internal replacements of approximately 50% of commissionable premiums;

•	Term – 100% of annualized first year premiums;
•	Annuities – deposits from new and existing customers; and
•	Group Protection – annualized first year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Income from Operations

(in millions, except per share data)	For the Three		For the Twelve
	Months Ended		Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Total Revenues	$3,254	$3,172	$13,330	$13,572
Less:
Excluded realized gain (loss)	(265)	(183)	(518)	(329)
Amortization of DFEL on benefit ratio unlocking	(1)	-	1	(2)
Amortization of deferred gains arising from reserve
changes on business sold through reinsurance	1	1	3	3
Total Operating Revenues	$3,519	$3,354	$13,844	$13,900

Net Income (Loss) Available to Common
Stockholders – Diluted	$190	$283	$1,192	$1,150
Less:
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-	-	(4)
Net Income (Loss)	190	283	1,192	1,154
Less (2):
Excluded realized gain (loss)	(172)	(118)	(337)	(214)
Benefit ratio unlocking	(6)	19	28	(29)
Income (loss) from reserve changes (net of related
amortization) on business sold through reinsurance	-	-	2	2
Gain (loss) on early extinguishment of debt	(41)	-	(41)	-
Income (Loss) from Operations	$409	$382	$1,540	$1,395

Earnings (Loss) Per Common Share – Diluted
Net income (loss)	$0.82	$1.14	$5.03	$4.51
Income (loss) from operations	1.77	1.54	6.50	5.46

Average Stockholders' Equity
Average equity, including average AOCI	$15,400	$14,009	$15,237	$15,001
Average AOCI	2,471	1,254	2,427	2,308
Average equity, excluding AOCI	12,929	12,755	12,810	12,693
Average goodwill	2,273	2,273	2,273	2,273
Average equity, excluding AOCI and goodwill	$10,656	$10,482	$10,537	$10,420

Return on Equity, Including AOCI
Net income (loss) with average equity including goodwill	4.9%	8.1%	7.8%	7.7%

Return on Equity, Excluding AOCI
Income (loss) from operations with average equity
including goodwill	12.7%	12.0%	12.0%	11.0%
Income (loss) from operations with average equity
excluding goodwill	15.4%	14.6%	14.6%	13.4%
(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would result in a more dilutive EPS.
(2) We use our prevailing federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation

Reconciliation of Notable Items

	For the Three		For the Twelve
	Months Ended		Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating EPS, as reported	$ 1.77	$ 1.54	$ 6.50	$ 5.46
Notable items:
Unlocking/Reserve adjustments	-	-	-	(0.45)
Legal expenses	-	-	-	(0.15)
Tax adjustments	-	-	0.06	0.02
Total notable items	-	-	0.06	(0.58)

Operating EPS, excluding notable items	$ 1.77	$ 1.54	$ 6.44	$ 6.04

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of December 31,
	2016	2015
Book value per share, including AOCI	$63.97	$55.85
Per share impact of AOCI	6.92	3.47
Book value per share, excluding AOCI	57.05	52.38

Lincoln National Corporation

Digest of Earnings

(in millions, except per share data)
	For the Three
	Months Ended
	December 31,
	2016	2015

Revenues	$3,254	$3,172

Net Income (Loss)	$190	$283
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	-
Net Income (Loss) Available to Common
Stockholders – Diluted	$190	$283

Earnings (Loss) per Common Share – Basic	$0.83	$1.15
Earnings (Loss) per Common Share – Diluted	0.82	1.14

Average Shares – Basic	227,652,496	246,063,417
Average Shares – Diluted	230,913,849	248,939,707

	For the Twelve
	Months Ended
	December 31,
	2016	2015

Revenues	$13,330	$13,572

Net Income (Loss)	$1,192	$1,154
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(4)
Net Income (Loss) Available to Common
Stockholders – Diluted	$1,192	$1,150

Earnings (Loss) per Common Share – Basic	$5.09	$4.60
Earnings (Loss) per Common Share – Diluted	5.03	4.51

Average Shares – Basic	234,181,717	250,629,243
Average Shares – Diluted	236,830,287	254,938,112

(1) The numerator used in the calculation of our diluted EPS is adjusted to remove the mark-to-market adjustment for deferred units of LNC stock in our deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•

Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•

Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•

Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, our ability to conduct business and our captive reinsurance arrangements as well as restrictions on revenue sharing and 12b-1 payments, the potential for U.S. Federal tax reform and the effect of the Department of Labor’s regulation defining fiduciary;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•

Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•

Uncertainty about the effect of continuing promulgation and implementation of rules and regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy, and financial services sector in particular;

•

The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•

A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•

Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•

A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•

Changes in accounting principles generally accepted in the United States, or "GAAP," including convergence with International Financial Reporting Standards (“IFRS”), that may result in unanticipated changes to our net income;

•

Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•

Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•

Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•

Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•

Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•

The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	The unanticipated loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of RBC measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.